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                                  EXHIBIT 23.1
                               CONSENT OF KPMG LLP




The Board of Directors
The Pepsi Bottling Group, Inc.:

         We consent to the incorporation by reference in the registration statement to be filed on Form S-8 of The Pepsi Bottling Group, Inc. of our reports dated January 24, 2002, with respect to the consolidated balance sheets of The Pepsi Bottling Group, Inc. as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the fiscal years in the three-year period ended December 29, 2001, and the related schedule, which reports appear in the December 29, 2001 Annual Report on Form 10-K of The Pepsi Bottling Group, Inc.



/s/ KPMG LLP
New York, New York
October 28, 2002